Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-142839
The filing fee for $600,000,000 maximum aggregate offering price of senior debt securities offered by means of this prospectus supplement and the accompanying prospectus has been calculated in accordance with Rule 457(r) and been satisfied by applying, pursuant to Rule 457(p), $18,420 against the registration fee of $136,418 that has already been paid and remains unused with respect to securities that were previously registered pursuant to Registration Statement Nos. 333-126797 and 333-124337 and were not sold thereunder. $117,998 remains available for future registration fees. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-142839.

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 11, 2007)
Regions Financial Corporation

$250,000,000 Floating Rate Senior Notes due 2009
$350,000,000 Floating Rate Senior Notes due 2012

We will pay interest on the floating rate senior notes due 2009, or the “2009 notes,” at a rate equal to the then-applicable U.S. dollar three-month LIBOR rate plus 0.03% and will pay such interest on March 26, June 26, September 26 and December 26 of each year, beginning on September 26, 2007. We will pay interest on the floating rate senior notes due 2012, or the “2012 notes,” at a rate equal to the then-applicable U.S. dollar three-month LIBOR rate plus 0.17%, and will pay such interest on March 26, June 26, September 26 and December 26 of each year, beginning on September 26, 2007. The 2009 notes will mature on June 26, 2009 and the 2012 notes will mature on June 26, 2012. We refer to the 2009 notes and the 2012 notes collectively as the “notes.” The notes will not be subject to redemption at our option or to repayment at the option of the holder at any time prior to maturity. There is no sinking fund for the notes.

The notes will be unsecured senior debt securities of Regions Financial Corporation. The notes will be issued only in minimum denominations of $5,000 and integral multiples of $1,000 in excess thereof.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

The notes will not be deposits or other obligations of a depository institution and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” beginning on page 13 of our annual report on Form 10-K for the year ended December 31, 2006.

Floating Rate Senior Notes due 2009

			Proceeds, Before
		Underwriting	Expenses, to
	Price to Public(1)	Discount	Regions

Per Note	99.980%	0.000%	99.980%
Total	$249,950,000	$0	$249,950,000

Floating Rate Senior Notes due 2012

			Proceeds, Before
		Underwriting	Expenses, to
	Price to Public(1)	Discount	Regions

Per Note	100%	0.350%	99.650%
Total	$350,000,000	$1,225,000	$348,775,000

(1)	Plus accrued interest from June 26, 2007, if settlement occurs after that date.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York on or about June 26, 2007.

Joint Book-Running Managers

Merrill Lynch & Co.	Morgan Keegan & Company, Inc.

Co-Managers

Bear, Stearns & Co. Inc.	Lehman Brothers

Junior Co-Manager
Toussaint Capital Partners, LLC

The date of this prospectus supplement is June 19, 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the accompanying prospectus under the heading “Where You Can Find More Information.” If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Regions” or to “we,” “us,” “our” or similar references mean Regions Financial Corporation and does not include any of our subsidiaries.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus supplement and the accompanying prospectus may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, Regions, together with its subsidiaries, unless the context implies otherwise, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•	Regions’ ability to achieve the earnings expectations related to the businesses that have been acquired, including its merger with AmSouth Bancorporation (“AmSouth”) in November

2006, or that may be acquired in the future, which in turn depends on a variety of factors, including:

•	Regions’ ability to achieve the anticipated cost savings and revenue enhancements with respect to acquired operations, or lower than expected revenues from continuing operations;

•	the assimilation of the combined companies’ corporate culture;

•	the continued growth of the markets that the acquired entities serve, consistent with recent historical experience;

•	difficulties related to the integration of the businesses, including integration of information systems and retention of key personnel; and

•	the effect of required divestitures of branches operated by AmSouth prior to the merger.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to effectively manage interest rate risk, market risk, credit risk, operational risk, legal risk and regulation and compliance risk.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	The cost and other effects of material contingencies, including litigation contingencies.

•	The effects of increased competition from both banks and non-banks.

•	Further easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies and finance companies, may increase competitive pressures.

•	Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins.

•	Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular.

•	Possible changes in the creditworthiness of customers and the possible impairment of collectability of loans.

•	The effects of geopolitical instability and crises such as terrorist attacks.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies and similar organizations, including changes in accounting standards, may have an adverse effect on business.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as hurricanes.

The words “believe,” “expect,” “anticipate,” “project” and similar expressions signify forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of Regions. Any such statement speaks only as of the date the statement was made. Regions undertakes no obligation to update or revise any forward-looking statements.

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under “Where You Can Find More Information” in the accompanying prospectus.

Regions Financial Corporation

Regions Financial Corporation is a Delaware corporation and financial holding company headquartered in Birmingham, Alabama, which operates throughout the South, Midwest and Texas. Regions’ operations consist of banking, brokerage and investment services, mortgage banking, insurance brokerage, credit life insurance, equipment financing, commercial accounts receivable factoring and specialty financing. At March 31, 2007, Regions had total consolidated assets of approximately $138 billion, total consolidated deposits of approximately $95 billion and total consolidated stockholders’ equity of approximately $20 billion. In November 2006, Regions and AmSouth completed a merger of the two companies. AmSouth was a $52 billion bank holding company headquartered in Birmingham, Alabama.

Regions conducts its banking operations through Regions Bank, an Alabama-chartered banking corporation that is a member of the Federal Reserve System. At March 31, 2007, Regions operated over 1,900 full service banking offices in Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, South Carolina, Tennessee, Texas and Virginia.

Morgan Keegan & Company, Inc. (“Morgan Keegan”), a subsidiary of Regions Financial Corporation, is a full-service regional brokerage and investment banking firm. Morgan Keegan offers products and services including securities brokerage, asset management, financial planning, mutual funds, securities underwriting, sales and trading, and investment banking. Morgan Keegan, one of the largest investment firms in the South, provides services from over 450 offices located in Alabama, Arkansas, Florida, Georgia, Illinois, Kentucky, Massachusetts, Mississippi, New York, Louisiana, North Carolina, South Carolina, Tennessee, Texas and Virginia.

Regions Mortgage, a division of Regions Bank, is engaged in mortgage banking.

Regions offers its insurance products through various subsidiaries. Through its insurance brokerage operations in eight states, Regions offers a variety of personal and commercial insurance products as well as credit-related insurance. Through other subsidiaries, Regions acts as a re-insurer of insurance for certain of its affiliates.

Regions provides additional financial services through its other subsidiaries or divisions.

Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

How to Contact Us

Our principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and our telephone number at that address is 205-944-1300. Our common stock is listed on the New York Stock Exchange under the symbol “RF.” We maintain a web site at www.regions.com. Information on our web site is not, and shall not be deemed to be, a part of or to be incorporated into this prospectus supplement or the accompanying prospectus.

SUMMARY OF THE OFFERING

Issuer	Regions Financial Corporation

2009 Notes:

Notes Offered	$250,000,000 aggregate principal amount of floating rate senior notes due 2009

Issue Date	June 26, 2007

Issue Price	99.980% of the aggregate principal amount of the 2009 notes plus accrued interest, if any, from June 26, 2007

Maturity	June 26, 2009

Interest	We will pay interest on the 2009 notes at a rate equal to the then-applicable U.S. dollar three-month LIBOR rate plus 0.03% and will pay such interest on March 26, June 26, September 26 and December 26 of each year, beginning on September 26, 2007.

2012 Notes:

Notes Offered	$350,000,000 aggregate principal amount of floating rate senior notes due 2012

Issue Date	June 26, 2007

Issue Price	100% of the aggregate principal amount of the 2012 notes plus accrued interest, if any, from June 26, 2007

Maturity	June 26, 2012

Interest	We will pay interest on the 2012 notes at a rate equal to the then-applicable U.S. dollar three-month LIBOR rate plus 0.17% and will pay such interest on March 26, June 26, September 26 and December 26 of each year, beginning on September 26, 2007.

2009 Notes and 2012 Notes:

Interest Reset Dates	Each March 26, June 26, September 26 and December 26, beginning September 26, 2007

Interest Determination Dates	Two London banking days prior to the applicable interest reset date

Day Count Convention	Actual/360

Ranking	The notes will be unsecured and will rank equally among themselves and with all of our other unsecured and unsubordinated indebtedness.

Redemption / Repayment	The notes will not be subject to redemption at our option or to repayment at the option of the holder at any time prior to maturity.

Further issuances	The 2009 notes will initially be limited to an aggregate principal amount of $250,000,000 and the 2012 notes will initially be limited to an aggregate principal amount of $350,000,000. We may, without your consent, increase the principal amount of the 2009 notes or the 2012 notes by issuing additional 2009 notes or 2012 notes, as the case may be, in the future on the same respective terms and conditions, except for the respective issue date and offering price.

Use of proceeds	The net proceeds to us from the sale of the notes, after expenses, will be approximately $598,325,000 and will be used by us for general corporate purposes. Pending such use of the net proceeds, we may invest the proceeds in highly liquid short-term securities.

Form and denomination	The notes will be offered in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $5,000 and integral multiples of $1,000 in excess thereof. Investors may elect to hold interests in the notes through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations which are participants in these systems.

Listing	The notes will not be listed on any securities exchange.

Governing law	The notes and the indenture governing the notes are governed by the laws of the State of New York.

SELECTED CONSOLIDATED FINANCIAL DATA

The following are selected consolidated financial data for Regions for each of the quarters ended March 31, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004.

The financial data for each of the quarters ended March 31, 2007 and 2006 are derived from our unaudited consolidated financial statements. Results for the quarter ended March 31, 2007 are not necessarily indicative of results for any other interim period or for the year as a whole. The consolidated financial data for each of the years ended December 31, 2006, 2005 and 2004 are derived from Regions’ audited consolidated financial statements. Regions’ consolidated financial statements for each of the three fiscal years ended December 31, 2006, 2005 and 2004 were audited by Ernst & Young LLP, independent registered public accounting firm. The summary below should be read in conjunction with Regions’ consolidated financial statements, and the related notes thereto, and the other information in Regions’ 2006 Annual Report on Form 10-K and in Regions’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

Regions’ consolidated financial statements include the results of operations of acquired companies only from their respective dates of acquisition. The consolidated results of operations of Regions for the year ended December 31, 2006 include the results of operations of AmSouth since November 4, 2006, and for the year ended December 31, 2004 include the results of operations of Union Planters Corporation since July 1, 2004.

	Quarter Ended March 31,		Year Ended December 31,
(In thousands, except per share data)	2007	2006	2006	2005	2004
	(Unaudited)

Consolidated Condensed Statements of Income
Total interest income	$2,099,895	$1,185,933	$5,649,118	$4,271,144	$2,918,405
Total interest expense	930,857	453,005	2,340,816	1,489,756	842,651

Net interest income	1,169,038	732,928	3,308,302	2,781,388	2,075,754
Provision for loan losses	47,000	27,620	142,373	166,746	124,215

Net interest income after provision for loan losses	1,122,038	705,308	3,165,929	2,614,642	1,951,539
Total non-interest income before security gains (losses), net	696,608	460,380	2,021,597	1,705,712	1,421,145
Securities gains (losses), net	304	11	8,123	(18,892)	63,086
Total non-interest expense	1,108,966	729,012	3,204,029	2,942,895	2,315,549
Income taxes	235,908	137,545	619,099	395,860	330,478

Income from continuing operations	474,076	299,142	1,372,521	962,707	789,743

Discontinued operations:
Income (loss) from discontinued operations before income taxes	(215,818)	(7,437)	(32,605)	63,527	55,361
Income tax expense (benefit)	(74,723)	(2,975)	(13,229)	25,690	21,339

Income (loss) from discontinued operations, net of tax	(141,095)	(4,462)	(19,376)	37,837	34,022

Net income	$332,981	$294,680	$1,353,145	$1,000,544	$823,765

Net income available to common shareholders	$332,981	$294,680	$1,353,145	$1,000,544	$817,745

Per Common Share Data
Earnings per share from continuing operations — basic	$0.65	$0.66	$2.74	$2.09	$2.13
Earnings per share from continuing operations — diluted	0.65	0.65	2.71	2.07	2.10
Earnings per share — basic	0.46	0.65	2.70	2.17	2.22
Earnings per share — diluted	0.45	0.64	2.67	2.15	2.19
Cash dividends declared	0.36	0.35	1.40	1.36	1.33
Weighted-average number of shares outstanding — basic	726,921	456,442	501,681	461,171	368,656
Weighted-average number of shares outstanding — diluted	734,534	461,043	506,989	466,183	373,732

	March 31,		December 31,
(In thousands)	2007	2006	2006	2005
	(Unaudited)

Consolidated Condensed Period-End Balance Sheets
Assets
Cash and due from banks	$2,991,232	$2,059,251	$3,550,742	$2,414,560
Securities available for sale	18,361,050	11,823,198	18,514,332	11,947,810
Trading account assets	1,490,374	1,119,854	1,442,994	992,082
Loans held for sale	1,175,650	1,547,840	3,308,064	1,531,664
Loans held for sale — divestitures.	—	—	1,612,237	—
Loans, net of unearned income	94,168,260	58,460,211	94,550,602	58,404,913
Allowance for loan losses	(1,056,260)	(782,368)	(1,055,953)	(783,536)

Net loans	93,112,000	57,677,843	93,494,649	57,621,377

Excess purchase price	11,191,675	4,987,770	11,175,647	5,027,044
Other identifiable intangible assets	914,410	304,008	957,834	314,368
Other assets	8,831,677	5,074,754	9,312,522	4,936,695

Total assets	$138,068,068	$84,594,518	$143,369,021	$84,785,600

Liabilities and Stockholders’ Equity
Deposits	$95,336,648	$60,519,479	$101,227,969	$60,378,367
Short-term borrowings	10,516,134	4,896,049	9,667,071	4,966,279
Long-term borrowings	8,593,117	6,621,710	8,642,649	6,971,680
Other liabilities	3,308,003	1,900,495	3,129,878	1,854,991

Total liabilities	117,753,902	73,937,733	122,667,567	74,171,317
Stockholders’ equity	20,314,166	10,656,785	20,701,454	10,614,283

Total liabilities and stockholders’ equity	$138,068,068	$84,594,518	$143,369,021	$84,785,600

CAPITALIZATION

The following table sets forth the consolidated capitalization of Regions as of March 31, 2007, and as adjusted to give effect to the issuance and sale of the notes. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	March 31, 2007
	Actual(1)	As Adjusted
	(In thousands, except share data)
	(Unaudited)
Long-term debt
Senior notes:
Floating rate senior notes due 2009	$—	$250,000
Floating rate senior notes due 2012	—	350,000
Fixed and floating rate notes (Bank)	701,446	701,446
Floating rate notes due 2008	399,481	399,481
4.50% notes due 2008	349,331	349,331
4.375% notes due 2010	490,064	490,064
Subordinated notes:
6.125% due 2009	177,776	177,776
7.00% due 2011	497,751	497,751
7.75% due 2011	543,302	543,302
6.375% due 2012	596,905	596,905
4.85% due 2013 (Bank)	486,203	486,203
5.20% due 2015 (Bank)	343,966	343,966
6.45% due 2018 (Bank)	322,843	322,843
6.50% due 2018 (Bank)	312,324	312,324
7.75% due 2024	100,000	100,000
6.75% due 2025	164,164	164,164
Junior subordinated notes	225,561	225,561
FHLB structured advances	2,054,994	2,054,994
Other FHLB advances	284,028	284,028
Valuation adjustments on hedged long-term debt	21,943	21,943
Other	521,035	521,035

Total long-term debt	8,593,117	9,193,117
Stockholders’ equity
Common stock, $.01 par value, 1.5 billion shares authorized, 732,036,345 shares outstanding	7,320	7,320
Additional paid-in capital	16,447,358	16,447,358
Undivided profits	4,289,354	4,289,354
Treasury stock, at cost, 10,211,100 shares	(368,837)	(368,837)
Accumulated other comprehensive loss	(61,029)	(61,029)

Total stockholders’ equity	20,314,166	20,314,166

Total long-term debt and stockholders’ equity	$28,907,283	$29,507,283

(1)	As of the date of this prospectus supplement, there has been no material change in the consolidated capitalization of Regions since March 31, 2007, except for (i) the issuance by Regions of $700 million of junior subordinated notes bearing an initial fixed interest rate of 6.625% on April 24, 2007, with a scheduled maturity of May 15, 2047 and a final maturity of May 1, 2077, to Regions Financing Trust II (the “Trust”) as the underlying collateral of trust preferred securities issued by the Trust; (ii) the April 27, 2007 agreement by which Regions agreed to repurchase approximately 14.2 million shares of its outstanding common stock for a total purchase price of $500 million; and (iii) the issuance and sale of subordinated bank notes by Regions Bank in June 2007.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes, after expenses, will be approximately $598,325,000 and will be used by us for general corporate purposes. Pending such use of the net proceeds, we may invest the proceeds in highly liquid short-term securities.

DESCRIPTION OF NOTES

General

The 2009 notes and the 2012 notes will each be a series of our senior debt securities. The notes will be issued under a senior indenture, dated August 8, 2005, as amended and supplemented by a supplemental indenture, to be dated June 26, 2007, between us and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee. Throughout this summary, we refer to both the senior indenture and supplemental indenture together as the indenture. The trustee’s main role is to enforce your rights against us if we default. Regions may from time to time, without notice or consent of the holders of the notes, incur additional senior indebtedness ranking equally with the notes. The following description of the notes may not be complete and is subject to and qualified in its entirety by reference to the indenture. Capitalized terms used but not defined in this description will have the meanings given to them in the indenture. Wherever we refer to particular sections or defined terms of the indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement.

The notes will be issued in fully registered book-entry form without coupons and in denominations of $5,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the notes on any securities exchange.

The notes will be unsecured and will rank equally among themselves and with all of our other unsecured and unsubordinated indebtedness. The notes will not be entitled to any sinking fund. Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary, including, in the case of Regions Bank, its depositors, except to the extent that we are a creditor of such subsidiary with recognized claims against the subsidiary. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings.

The notes will be subject to defeasance under the conditions described below in “— Discharge, Defeasance and Covenant Defeasance.” No additional amounts or make-whole amounts, as those terms are defined in the indenture, will be payable with respect to the notes.

The 2009 notes will initially be limited to an aggregate principal amount of $250,000,000 and the 2012 notes will initially be limited to an aggregate principal amount of $350,000,000. We may, without the consent of the holders of the 2009 notes or the 2012 notes, increase the principal amount of the 2009 notes or the 2012 notes by issuing additional 2009 notes or 2012 notes, as applicable, in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the date of issuance of the additional 2009 notes or 2012 notes, as applicable, and with the same CUSIP number as the 2009 notes or 2012 notes, as applicable, offered by this prospectus supplement. The 2009 notes offered by this prospectus supplement and any additional 2009 notes would rank equally and ratably and would be treated as a single series for all purposes under the indenture and the 2012 notes offered by this prospectus supplement and any additional 2012 notes would rank equally and ratably and would be treated as a single series for all purposes under the indenture.

The 2009 notes will mature at 100% of their principal amount on June 26, 2009 (the “2009 notes maturity date”). The 2012 notes will mature at 100% of their principal amount on June 26, 2012 (the “2012 notes maturity date”). The notes will not be subject to redemption at our option or repayment at the option of the holder at any time prior to maturity.

Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants, including Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”).

Interest

The 2009 notes will bear interest from and including June 26, 2007 to but excluding September 26, 2007 at a rate per annum equal to the initial interest rate for the 2009 notes (the “2009 notes initial interest rate”) and from and including September 26, 2007 to but excluding the 2009 notes maturity date at a rate per annum equal to LIBOR (as defined below) plus 0.03%. The 2009 notes initial interest rate will be equal to LIBOR plus 0.03% per annum as determined by the calculation agent as described below.

The 2012 notes will bear interest from and including June 26, 2007 to but excluding September 26, 2007 at a rate per annum equal to the initial interest rate for the 2012 notes (the “2012 notes initial interest rate”) and from and including September 26, 2007 to but excluding the 2012 notes maturity date at a rate per annum equal to LIBOR plus 0.17%. The 2012 notes initial interest rate will be equal to LIBOR plus 0.17% per annum as determined by the calculation agent as described below.

Interest on the notes will be payable quarterly in arrears on March 26, June 26, September 26 and December 26 of each year (each, an “interest payment date”), beginning on September 26, 2007, to the persons in whose names the 2009 notes or the 2012 notes, as applicable, are registered at the close of business on the fifteenth calendar day, whether or not a business day, prior to the applicable interest payment date. Interest on the notes at the 2009 notes maturity date or the 2012 notes maturity date, as applicable, will be payable to the persons to whom principal is payable. Interest payments on the notes will be the amount of interest accrued from and including June 26, 2007 or the most recent interest payment date on which interest has been paid to but excluding the interest payment date, the 2009 notes maturity date or the 2012 notes maturity date, as the case may be.

When we refer to a “business day” with respect to the notes, we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and is also a London banking day (as defined below).

If any interest payment date, other than the 2009 notes maturity date or the 2012 notes maturity date, as applicable, falls on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day, except if that business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the 2009 notes maturity date or the 2012 notes maturity date falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day with the same force and effect as if made on the day such payment was due, and no interest will accrue for the period from and after the 2009 notes maturity date or the 2012 notes maturity date, as the case may be.

The rate of interest on the notes will be reset quarterly (the “interest reset period,” and the first day of each interest reset period will be an “interest reset date”). The interest reset dates for the notes will be March 26, June 26, September 26, and December 26 of each year, beginning on September 26, 2007; provided, that the interest rate in effect from and including June 26, 2007 to but excluding the first interest reset date with respect to the notes will be the 2009 notes initial interest rate or the 2012 notes initial interest rate, as applicable. If any interest reset date falls on a day that is not a business day, the interest reset date will be postponed to the next succeeding business day, except if that business day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

The calculation agent for the notes will be Regions Bank, which we refer to as the “calculation agent.” Upon the request of the holder of any 2009 note or 2012 note, the calculation agent will provide the applicable interest rate then in effect and, if determined, the interest rate that will become effective on the next applicable interest reset date. The determination of the interest rate by the calculation agent will be final and binding absent manifest error.

The calculation agent will determine the 2009 notes initial interest rate or 2012 notes initial interest rate, as applicable, by reference to LIBOR on the second London banking day preceding the issue date for the notes and the interest rates for each succeeding interest reset period by reference to LIBOR on the second London banking day preceding the applicable interest reset date, each of which we refer to as an “interest determination date.” “London banking day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“LIBOR,” with respect to an interest determination date, shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period that appears on Reuters on page LIBOR01 (or any other page as may replace such page on such service (or any successor service) for the purpose of displaying the London interbank rates of major banks for United States dollars) (“Reuters Page LIBOR01”) as of 11:00 a.m., London time, on the interest determination date. If Reuters Page LIBOR01 does not include this rate or is unavailable on the interest determination date, the calculation agent will request the principal London office of each of four major banks in the London interbank market (which may include affiliates of the underwriters (other than Morgan Keegan & Company, Inc.)), as selected by the calculation agent, to provide that bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the interest determination date to prime banks in the London interbank market for deposits in a principal amount that is representative of a single transaction in United States dollars for a three-month period beginning on the second London banking day after the interest determination date. If at least two offered quotations are so provided, LIBOR for such interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the calculation agent will request each of three major banks in The City of New York (which may include affiliates of the underwriters (other than Morgan Keegan & Company, Inc.)), as selected by the calculation agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on the interest determination date for loans in a principal amount that is representative of a single transaction in United States dollars to leading European banks for a three-month period beginning on the second London banking day after the interest determination date. If at least two rates are so provided, LIBOR for such interest determination date will be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for such interest determination date will be LIBOR in effect on such interest determination date.

Accrued interest on any 2009 note or 2012 note will be calculated by multiplying the principal amount of such note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. The interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date, or if none, the 2009 notes initial interest rate or 2012 notes initial interest rate, as applicable. All percentages used in or resulting from any calculation of the rate of interest on a 2009 note or 2012 note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with .000005% rounded up to .00001%), and all U.S. dollar amounts used in or resulting from these calculations will be rounded to the nearest cent (with one-half cent rounded upward).

Merger, Consolidation or Sale of Assets

We may consolidate with, or sell, lease or otherwise transfer all or substantially all of our assets to, or merge with or into, any other corporation, trust or other entity provided that:

•	we are the survivor in the merger, or the survivor, if not us, is an entity organized under the laws of the United States or a state of the United States and expressly assumes by supplemental indenture the due and punctual payment of the principal of and interest on all of the outstanding notes and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction, as having been incurred by us or the subsidiary at the time of the transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing;

•	if, as a result of the transaction, our property or assets would be subject to an encumbrance that would not be permitted under the indenture, we shall take steps to secure the notes equally and ratably with all indebtedness secured in the transaction; and

•	certain other conditions that are described in the indenture are met.

Upon any such consolidation, merger, or sale, the successor corporation formed, or into which we are merged or to which we are sold, shall succeed to, and be substituted for, us under the indenture.

This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of substantially all of our assets. There are no covenants or other provisions in the indenture providing for a put or increased interest or that would otherwise afford holders of the notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Certain Covenants

Existence.  Except as permitted under “— Merger, Consolidation or Sale of Assets” above we will do or cause to be done all things necessary to preserve and keep our legal existence, rights and franchises in full force and effect; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of the notes.

Maintenance of Properties.  We will cause all of our material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and we will cause to be made all necessary repairs, renewals, replacements, betterments and improvements for those properties, as we in our judgment believe is necessary so that we may carry on the business related to those properties properly and advantageously at all times; provided, however, that we will not be prevented from selling or otherwise disposing of our properties or the properties of our subsidiaries in the ordinary course of business.

Payment of Taxes and Other Claims.  We will pay or discharge, or cause to be paid or discharged, before they become delinquent,

•	all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary of ours or upon our income, profits or property or that of any subsidiary of ours, and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or any subsidiary of ours;

provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

Provision of Financial Information.  Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, or “Exchange Act,” we will, within 15 days of each of the respective dates by which we are or would be required to file annual reports, quarterly reports and other documents with the Securities and Exchange Commission (the “SEC”) pursuant to such Sections 13 and 15(d):

•	file with the trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; and

•	promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any holder of the notes.

Waiver of Certain Covenants.  We may choose not to comply with any term, provision or condition of the foregoing covenants, or with certain other terms, provisions or conditions with respect to a series of notes (except any such term, provision or condition which could not be amended without the consent of all holders of such series of notes), if before or after the time for compliance with the covenant, term, provision or condition, the holders of at least a majority in principal amount of the notes of such series either waive compliance in that instance or generally waive compliance with that covenant or condition. Unless the holders of such series expressly waive compliance with a covenant and the waiver has become effective, our obligations and the duties of the trustee in respect of the term, provision, or condition will remain in full force and effect.

Covenants Relating to the Notes.  We will not be permitted, pursuant to the covenants in the indenture, directly or indirectly, to do any of the following:

•	sell, assign, pledge, transfer or otherwise dispose of or permit to be issued any shares of capital stock of a principal subsidiary bank or any securities convertible into or rights to subscribe to such capital stock, unless, after giving effect to that transaction and the shares to be issued upon conversion of such securities or exercise of such rights into that capital stock, we will own, directly or indirectly, at least 80% of the outstanding shares of capital stock of each class of that principal subsidiary bank; or

•	pay any dividend or make any other distribution in capital stock of a principal subsidiary bank, unless the principal subsidiary bank to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and any premium and interest on the notes.

The term “principal subsidiary bank” means any subsidiary bank, the consolidated assets of which constitute 50% or more of our consolidated assets. As of the date of this prospectus supplement, we have only one principal subsidiary bank, which is Regions Bank. The indenture does not restrict the ability of a principal subsidiary bank to sell or dispose of assets.

The foregoing covenants in the indenture, however, do not prohibit any of the following:

•	any dispositions or dividends made by us or any principal subsidiary bank acting in a fiduciary capacity for any person or entity other than us or any principal subsidiary bank or to us or any of our wholly-owned subsidiaries;

•	the merger or consolidation of a principal subsidiary bank with and into another principal subsidiary bank;

•	the sale, assignment, pledge, transfer or other disposition of shares of voting stock of a principal subsidiary bank made by us or any subsidiary where:

•	the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

•	the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us or any principal subsidiary bank, directly or indirectly, of any other corporation, trust or other entity;

•	the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank, so long as:

•	any such transaction is made for fair market value as determined by our board of directors or the board of directors of the principal subsidiary bank disposing of such voting stock or other securities or rights, and

•	after giving effect to such transaction and to any potential dilution, we and our directly or indirectly wholly-owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank;

•	any of our principal subsidiary banks selling additional shares of voting stock to its stockholders at any price, so long as immediately after such sale, we own, directly or indirectly, at least as great a percentage of the voting stock of such subsidiary bank as we owned prior to such sale of additional shares; or

•	a pledge made or a lien created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

Events of Default, Notice and Waiver

Each of the following “Events of Default” set forth in the indenture will be applicable to a series of notes:

(1) we fail for 30 days to pay any installment of interest payable on the notes of such series;

(2) we fail to pay the principal of the notes of such series when due;

(3) we default in the performance or breach of any other covenant or agreement we made in the indenture with respect to such series of notes which has continued for 60 days after written notice as provided for in accordance with the indenture by the trustee or the holders of at least 25% in principal amount of the notes of such series;

(4) we default under a bond, debenture, note or other evidence of indebtedness for money borrowed by us that has a principal amount outstanding that is more than $50,000,000 (other than non-recourse indebtedness) under the terms of the instrument under which the indebtedness is issued or secured, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled, or the indebtedness is discharged, or there is deposited in trust enough money to discharge the indebtedness, within 30 days after written notice was provided to us in accordance with the indenture; and

(5) certain events of bankruptcy, insolvency or reorganization of us occur.

If there is a continuing event of default under the indenture with respect to the notes of a series (except for an event of default described in clause (3) above triggered by a failure on our part to file with the trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act), then the trustee or the holders of not less than 25% of the total principal amount of the notes of such series may declare immediately due and payable the principal amount of the notes of such series. However, at any time after a declaration of acceleration with respect to the notes of a series then outstanding has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the notes of such series may rescind and annul such declaration and its consequences if:

•	we deposit with the trustee all required payments of the principal of, and interest on the notes of such series, plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the nonpayment of accelerated principal of the notes of such series, have been cured or waived as provided in the indenture.

The indenture also provides that the holders of not less than a majority in principal amount of the notes of a series may waive any past default with respect to the notes of such series and its consequences, except a default consisting of:

•	our failure to pay the principal of or interest on the notes of such series; or

•	a default relating to a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of the notes of such series.

The trustee is generally required to give notice to the holders of notes of a series within 90 days of a default of which the trustee has actual knowledge under the indenture unless the default has been cured or waived.

The indenture provides that no holder of the notes of a series may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless such holder has previously given notice to the trustee of an event of default and the trustee fails to act, for 60 days, after:

•	it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the notes of such series, as well as an offer of indemnity reasonably satisfactory to the trustee; and

•	no direction inconsistent with such written request has been given to the trustee during that 60-day period by the holders of a majority in principal amount of the notes of such series.

Subject to provisions in the indenture relating to the trustee’s duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes of a series, unless the holders of such series have offered to the trustee security or indemnity satisfactory to it. Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the notes of such series not joining in the direction.

Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers, stating such officer’s knowledge of our compliance with all the conditions and covenants under the indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status of the noncompliance.

Modification of the Indenture

Modification and amendment of the indenture may be made only with the consent of the holders of not less than a majority in principal amount of the notes of each affected series. However, no modification or amendment may, without the consent of all the holders of the notes of such series, do any of the following:

•	change the stated maturity of the principal of or interest payable on the notes of such series or change any place of payment where such principal and interest is payable;

•	reduce the principal amount of or the rate or amount of interest on the notes of such series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes of such series;

•	reduce the percentage of the holders of the notes of such series necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements contained in the indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants with respect to such series, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the notes of such series.

We and the trustee may modify or amend the indenture, without the consent of any holder of the notes of a series, for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to add to the covenants for the benefit of the holders of the notes of a series or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of the notes of a series;

•	to add or change any provisions of the indenture to facilitate the issuance of the notes of such series in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the notes of such series in any material respect;

•	to add, change or eliminate any provisions of the indenture with respect to a series, provided that any such addition, change or elimination shall:

•	neither (a) apply to any note of any series created prior to the execution of the supplemental indenture effectuating such addition, change or elimination and entitled to the benefit of such provision, nor (b) modify the rights of the holder of such note with respect to such provision; or

•	become effective only when there are no notes of any series outstanding under the indenture;

•	to secure the notes of a series;

•	to establish the form or terms of the notes of a series, including the provisions and procedures, if applicable, for the conversion of notes of a series into our common stock or other securities or property of ours;

•	to provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture;

•	to close the indenture with respect to the authentication and delivery of additional series of notes or to qualify, or maintain qualification of, the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of the notes of a series.

Discharge, Defeasance and Covenant Defeasance

Under the indenture, we may discharge certain obligations to holders of the notes of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year. We can discharge these obligations by irrevocably depositing with the trustee funds in United States dollars in an amount sufficient to pay the entire indebtedness on the notes of such series, including the principal of and interest payable on the notes of such series to the date of the deposit, if the notes of such series have become due and payable or to the maturity date, as the case may be.

We may also elect either of the following:

•	to be defeased and be discharged from any and all obligations with respect to the notes of a series; except our obligations to:

•	register the transfer or exchange of the notes of such series,

•	replace temporary or mutilated, destroyed, lost or stolen notes of such series,

•	maintain an office or agency for the notes of such series, and

•	to hold moneys for payment in trust; or

•	to be defeased and discharged from our obligations with respect to the notes of a series described under “— Certain Covenants” and with respect only to the notes of such series, our obligations described under “— Merger, Consolidation or Sale of Assets” or, if the terms of the notes of such series permit, our obligations with respect to any other covenant.

If we choose to defease and discharge our obligations under the covenants with respect to a series of notes, any failure to comply with the obligations imposed on us by the covenants will not constitute a default or an event of default with respect to the notes of such series. However, to make either election we must irrevocably deposit with the trustee, in trust, an amount, in United States dollars, or in United States government obligations, or both, that will provide sufficient funds to pay the principal of and interest on the notes of such series, on the relevant scheduled due dates.

We may defease and discharge our obligations as described in the preceding paragraphs only if, among other things:

•	we have delivered to the trustee an opinion of counsel to the effect that the holders of the notes of the applicable series will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the indenture;

•	any defeasance does not result in, or constitute, a breach or violation of an indenture or any other material agreement which we are a party to or obligated under; and

•	no event of default, or event that with notice or lapse of time or both will be an event of default, has occurred and is continuing with respect to the notes of such series.

In the event we effect covenant defeasance with respect to the notes of a series and the notes of such series are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (3) of the first paragraph under “— Events of Default, Notice and Waiver,” which would no longer be applicable to the notes of such series, then the amount on deposit with the trustee will still be sufficient to pay amounts due on the notes of such series at the time of their maturity date but may not be sufficient to pay amounts due on the notes of such series at the time of the acceleration resulting from the event of default. In this case, we would remain liable to make payment of such amounts due at the time of acceleration.

Book-Entry, Delivery and Form

The notes of each series will be issued only in fully registered form, represented by global certificates (the “Global Securities”) that will be deposited with DTC and registered in the name of Cede & Co., as the nominee of DTC.

Investors may elect to hold beneficial interests in the Global Securities through either DTC, in the United States, Clearstream, or Euroclear, if they are participants in these systems, or indirectly through organizations which are participants in these systems.

Upon the issuance of a Global Security, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by the Global Security to the accounts of institutions that have accounts with DTC, known as “participants.” Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, in the case of participants, or by participants or persons that hold through participants, in the case of persons other than participants. The laws of certain jurisdictions require that certain purchasers of securities take physical delivery of their securities as certificates issued in definitive form. These laws may make it difficult to transfer beneficial interests in a Global Security.

Principal and interest payments on the notes of a series will be made to DTC or its nominee, as the case may be, as the registered holder of a related Global Security. We have been advised that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Security, will immediately credit participants’ accounts with payments in amounts equal to their respective beneficial interests in the principal amount of such Global Security as shown on the records of DTC or its nominee. Payments by participants, or by persons that hold interests for customers through participants, to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants, or of such persons that hold interests for customers through participants.

Each owner of a beneficial interest in a Global Security relating to a series of notes must ensure that the person through whom its interest is held, such as a participant or other person that holds interests through a participant, maintains accurate records of its beneficial interest in the Global Security. The interests of participants, which may be in the form of a custodial relationship, will be shown on records maintained by DTC for that Global Security. The designation of DTC or its nominee as custodian for participants and persons that hold interests through participants, either as principal, nominee or custodian, will be shown on the register maintained by the trustee.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or for payments made on account of beneficial ownership interests in, a Global Security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

If DTC notifies us that it is unwilling or unable to continue as depositary for the Global Securities relating to a series of notes or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, if so required by applicable law or regulation, we will appoint a successor depositary. If we do not appoint such successor depositary within 90 days after we receive such notice or become aware of such unwillingness, inability or ineligibility, or an event of default under the indenture with respect to the notes of such series has occurred and is continuing and the beneficial owners representing a majority in principal amount of the notes of such series advise DTC to cease acting as depositary for the notes of such series, we will issue notes of such series in certificated form (the “Certificated Notes”) in exchange for that Global Security. In addition, we may at any time and in our sole discretion decide not to have the notes of a series represented by Global Securities. In such event, we will issue Certificated Notes in exchange for all of the notes of such series represented by Global Securities. The Certificated Notes issued in exchange for those Global Securities will be in the same minimum denominations and be of the same aggregate principal amount and tenor as the portion of each Global Security to be exchanged. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Certificated Notes and will not be considered the registered holders of the notes for any purpose, including receiving payments of principal or interest.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the depository system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC rules applicable to DTC’s participants are on file with the SEC. More information about DTC can be found at its Internet website at http://www.dtcc.com. The address of DTC’s Internet website is provided solely for the information of prospective investors and is not intended to be an active link.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”). Beneficial interests in the Global Securities of a series will be held in denominations of $5,000 and integral multiples of $1,000 in excess thereof.

Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions with respect to the notes of a series held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a Global Security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a Global Security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear

Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes of a series held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the Depository’s participating organizations (“DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through the Depository in accordance with the Depository’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Security in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a Global Security from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Security related to a series of notes by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the Depository’s settlement date.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters or the trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Same-Day Settlement and Payment

Initial settlement for the notes of a series will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Trustee

Deutsche Bank Trust Company Americas will act as trustee for the notes. From time to time, we and some of our subsidiaries maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Additionally, we maintain banking relationships with Deutsche Bank Trust Company Americas and its affiliates in the ordinary course of business. These banking relationships include Deutsche Bank Trust Company Americas serving as trustee under the indenture involving our existing debt securities, serving as trustee in connection with trust preferred securities that were issued by our financing trusts, and providing us with general banking services. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the notes of a series, or upon the occurrence of a default under another indenture under which Deutsche Bank Trust Company Americas serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the applicable indenture. In that event, we would be required to appoint a successor trustee.

Notices

Any notices required to be given to the holders of the notes will be given to DTC.

Governing Law

The indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and selling the notes. Except where we state otherwise, this summary deals only with notes held as capital assets (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)) by a U.S. Holder (as defined below) who purchases the notes at their original issuance.

We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address, except as stated below, any of the tax consequences to holders that are Non-U.S. Holders (as defined below) or to holders that may be subject to special tax treatment including financial institutions, real estate investment trusts, regulated investment companies, personal holding companies, insurance companies, and brokers, traders and dealers in securities or currencies. Further, we do not address:

•	the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the notes;

•	the United States federal income tax consequences to a tax-exempt organization that is a holder of the notes;

•	the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes;

•	persons who hold the notes in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or whose “functional currency” is not the United States dollar; or

•	any state, local or foreign tax consequences of the purchase, ownership and sale of notes.

A “U.S. Holder” is a note holder who or which is:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (2) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership purchases the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

A “Non-U.S. Holder” is a note holder other than a U.S. Holder or a partnership.

This summary is based on the Code, Treasury regulations (proposed and final) issued thereunder, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change (possibly with retroactive effect).

Treatment of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid, in accordance with the U.S. Holder’s method of tax accounting.

Sales of Notes

Upon the sale or other disposition of a note, a U.S. Holder will recognize gain or loss in an amount equal to the difference between such holder’s adjusted tax basis in the notes and the amount realized from the sale (generally, the selling price less any amount received in respect of accrued but unpaid interest not previously included in income). The adjusted tax basis in the notes generally will equal the cost of the notes. Gain or loss on the sale of notes generally will be capital gain or loss.

Information Reporting and Back-Up Withholding

Generally, income on the notes will be reported on an Internal Revenue Service (“IRS”) Form 1099, which should be mailed by January 31 following each calendar year. Back-up withholding at the applicable rate (currently 28%) may apply to payments made in respect of the notes to U.S. Holders who are not “exempt recipients” and who fail to provide certain identifying information (generally the U.S. Holder’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. A U.S. Holder will be permitted to credit any withheld tax against such holder’s federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

No withholding of United States federal income tax will apply to a payment on a note to a Non-U.S. Holder under the “Portfolio Interest Exemption,” provided that:

•	the Non-U.S Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•	the Non-U.S. Holder satisfies the statement requirement by providing to the withholding agent, in accordance with specified procedures, a statement to the effect that that holder is not a United States person (generally through the provision of a properly executed Form W-8BEN or, if the notes are held by a securities clearing organization, certain financial institutions that are not qualified intermediaries, foreign partnerships, foreign simple trusts or foreign grantor trusts, a Form W-8IMY along with copies of Form W-8BEN from the Non-U.S. Holder).

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the note made to a Non-U.S. Holder should be subject to a 30 percent United States federal withholding tax, unless that holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the note is not subject to withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the Non-U.S. Holder maintains a permanent establishment within the United States) and the interest on the note is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), that non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that Non-U.S. Holder were a United States Holder. To qualify for this exemption from withholding, the Non-U.S. Holder must provide us with a W-8ECI. In addition, a Non-U.S. Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain tax treaties apply, those lower rates as provided) branch profits tax.

Sales of the Notes

A Non-U.S. Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the notes. If, however, a Non-U.S. Holder holds the notes in connection with a trade or business conducted in the United States or, in the case of an individual, is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, such holder may be subject to income tax on all income and gains recognized.

Backup Withholding and Information Reporting

In general, backup withholding and information reporting will not apply to a distribution on a note to a Non-U.S. Holder, or to proceeds from the disposition of a note by a Non-U.S. Holder, in each case, if the holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither we nor our paying agent has actual knowledge to the contrary or the holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In general, if a note is not held through a qualified intermediary, the amount of payments made on such note, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Code, with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our subsidiaries or affiliates is a party in interest, unless the notes are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions directed by an in-house professional asset manager), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 84-14 (for certain transactions determined by a qualified professional asset manager) and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (other than a fiduciary who has exercised or exercises any discretionary authority or control with respect to an investment of plan assets involved in the transaction or renders investment advice with respect thereto) (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited under ERISA and the Code. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, or the Service Provider Exemption. Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the notes does not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated June 19, 2007 (the “underwriting agreement”), the underwriters named below (the “underwriters”), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Keegan & Company, Inc. are acting as representatives (the “representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of notes set forth opposite their names below:

	Principal	Principal
	Amount of	Amount of
	2009	2012
Name	Notes	Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$100,000,000	$140,000,000
Morgan Keegan & Company, Inc.	100,000,000	140,000,000
Bear, Stearns & Co. Inc.	22,500,000	31,500,000
Lehman Brothers Inc.	22,500,000	31,500,000
Toussaint Capital Partners, LLC	5,000,000	7,000,000

Total	$250,000,000	$350,000,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes if any notes are taken.

The underwriters initially propose to offer the 2009 notes at the price to public for the 2009 notes set forth on the cover page of this prospectus supplement. The underwriters initially propose to offer the 2012 notes at the price to public for the 2012 notes set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.20% of the principal amount of the 2012 notes. The underwriters may allow, and those dealers may reallow, a discount not in excess of 0.14% of the principal amount of the 2012 notes to certain other dealers. After the initial offering of the notes, the price to public and other selling terms may from time to time be varied by the underwriters.

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the notes. We estimate that we will spend approximately $400,000 for expenses, excluding underwriting discounts, allocable to the offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect thereof.

This prospectus supplement and the accompanying prospectus may be used by Morgan Keegan or our other affiliates in connection with offers and sales of the notes in market-making transactions at negotiated prices at the time of sale. Morgan Keegan or our other affiliates may act as principal or agent in such transactions.

Because Morgan Keegan, one of the underwriters in this offering, is a member of the National Association of Securities Dealers, Inc. (“NASD”) and is an affiliate of ours for the purposes of the Conduct Rules of the NASD, the offering of the notes will be conducted in accordance with the applicable sections of Rule 2720 of the Conduct Rules of the NASD. Pursuant to Rule 2720 of the Conduct Rules of the NASD, no NASD member participating in this offering will be permitted to execute a transaction in the notes in a discretionary account without the prior written approval of such member’s customer. The maximum underwriting discount or commission for this offering may not exceed 8% of the offering proceeds.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of these purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions. Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as an advisor to us in connection with our merger with AmSouth in 2006.

We have agreed not to, without the prior written consent of the representatives, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any of our affiliates or any person in privity with us or any of our affiliates), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any of our debt securities (other than the notes) or publicly announce an intention to effect any such transaction, until August 19, 2007.

We expect that the delivery of the notes offered hereby will be made against payment therefor on or about June 26, 2007, which will be the fifth business day after the date of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the following business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

Notice To Canadian Residents

Resale Restrictions.  The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers.  By purchasing notes in Canada and accepting a purchase confirmation, you are representing to us and the dealer from whom the purchase confirmation is received that:

•	you are entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that you are purchasing as principal and not as agent,

•	you have reviewed the text above under “— Resale Restrictions,” and

•	you acknowledge and consent to the provision of specified information concerning your purchase of the notes to the regulatory authority that by law is entitled to collect the information.

Rights of Action — Ontario Purchasers Only.  Under Ontario securities legislation, certain purchasers who purchase the notes offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement and the accompanying prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights.  All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment.  Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the lead underwriter; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

•	it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by us;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

Each underwriter has represented and agreed that:

•	it has not offered and sold and will not offer or sell the notes in the Hong Kong Special Administrative Region of the People’s Republic of China, by means of any document, other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong); and

•	no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are, or are intended to be, disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Korea

Each underwriter has represented and agreed that the notes have not been and will not be offered, delivered or sold directly or indirectly in Korea or to any resident of Korea or to others for re-offering or resale directly or indirectly in Korea or to any resident of Korea except as otherwise permitted under applicable Korean laws and regulations.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission, Executive Yuan, of Taiwan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Taiwan except (i) pursuant to the requirements of the related securities laws and regulations of Taiwan; and (ii) in compliance with any other applicable requirements of Taiwanese laws.

The People’s Republic of China

Each underwriter has represented and agreed that:

•	it has not offered or sold and will not offer or sell in the People’s Republic of China (the “PRC”) by means of any document any notes other than in full compliance with the relevant laws and regulations of the PRC including, but not limited to, the Securities Law of the People’s Republic of China and the Company Law of the People’s Republic of China; and

•	it has complied and will comply with all applicable laws and regulations of the PRC with respect to anything done by it in relation to any notes denominated in U.S. Dollars in, or otherwise involving, the PRC.

Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the price to public set forth on the cover page hereof.

LEGAL MATTERS

The validity of the notes will be passed upon on behalf of Regions by Alston & Bird LLP, Washington, D.C. and certain legal matters will be passed upon on behalf of Regions by Carl L. Gorday, our Assistant General Counsel. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements of Regions incorporated by reference in Regions’ Annual Report (Form 10-K) for the year ended December 31, 2006, and Regions’ management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of AmSouth and AmSouth’s management’s assessment of the effectiveness of internal control over financial reporting for the year ended December 31, 2005, which are included in Regions’ Current Report Amendment (Form 8-K/A) dated January 12, 2007, and incorporated herein by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

REGIONS FINANCIAL CORPORATION

Senior Debt Securities
Subordinated Debt Securities
Junior Subordinated Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Stock Purchase Contracts
Units
Guarantees

Regions Financing Trust II
Regions Financing Trust III
Regions Financing Trust IV
Regions Financing Trust V
Regions Financing Trust VI

Trust Preferred Securities

The securities listed above may be offered by us, or the trusts, as applicable, and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock is listed on The New York Stock Exchange and trades under the ticker symbol “RF.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations and are not savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission, or SEC, nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 11, 2007

Unless the context requires otherwise, references to (1) “we,” “us,” “our,” “Regions” or similar terms are to Regions Financial Corporation and its subsidiaries, and (2) the “trusts” are to Regions Financing Trust II, Regions Financing Trust III, Regions Financing Trust IV, Regions Financing Trust V and Regions Financing Trust VI, Delaware statutory trusts and the issuers of the trust preferred securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and the trusts filed with the SEC using a “shelf” registration process. Under this shelf registration statement, we may offer and sell from time to time any combination of senior debt securities, subordinated debt securities, junior subordinated debt securities, stock purchase contracts, units, warrants, preferred stock, depositary shares and common stock, in one or more offerings up to an indeterminate total dollar amount. The debt securities, preferred stock, warrants and stock purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of us or debt or equity securities of one or more other entities. The trusts may offer and sell trust preferred securities representing beneficial interests in the trusts, which may be guaranteed by Regions, to the public.

We may use this prospectus in the initial sale of the securities listed above. In addition, Morgan Keegan & Company, Inc., or any of our other affiliates, may use this prospectus in a market-making transaction in any securities listed above or similar securities after their initial sale.

Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. The address of the SEC’s web site is provided for the information of prospective investors and not as an active link. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed (other than information in such additional documents that are deemed, under SEC rules, not to have been filed):

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Current Reports on Form 8-K filed on January 8, 2007, January 24, 2007, January 30, 2007, March 14, 2007, April 13, 2007 and April 20, 2007, and two Forms 8-K filed on April 30, 2007, and Form 8-K/A filed on January 12, 2007, amending the Form 8-K filed on November 6, 2006; and

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•	The description of our common stock set forth in our registration statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating any such description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Attention: Investor Relations
Regions Financial Corporation
1900 Fifth Avenue North, Birmingham, Alabama 35203
(205) 581-7890

We have not included or incorporated by reference in this prospectus any separate financial statements of Regions Financing Trust II, Regions Financing Trust III, Regions Financing Trust IV, Regions Financing Trust V or Regions Financing Trust VI which we will refer to as the trusts. We do not believe that these financial statements would provide holders of trust preferred securities with any important information for the following reasons:

•	we will own all of the voting securities of the trusts;

•	the trusts do not and will not have any independent operations other than to issue securities and to purchase and hold our junior subordinated debentures; and

•	we are fully and unconditionally guaranteeing the obligations of the trusts as described in this prospectus.

We do not expect that the trusts will be required to file any information with the SEC for as long as we continue to file our information with the SEC.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges (from continuing operations) for the quarters ended March 31, 2007 and March 31, 2006 and for each of the five fiscal years ended December 31, 2006 are as follows:

	Three Months		Twelve Months
	Ended		Ended
	March 31,		December 31,
	2007(2)	2006	2006	2005	2004	2003	2002

Ratio of Earnings to Fixed Charges(1)
Excluding interest on deposits	3.76	3.99	3.86	3.64	4.06	3.61	3.08
Including interest on deposits	1.75	1.95	1.84	1.89	2.30	2.13	1.79

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consists of income (loss) before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, consists of interest and debt expense, amortization of deferred debt costs, and the estimated interest portion of rent expense.

(2)	For purposes of this computation, the recognized interest related to uncertain tax positions of approximately $24 million was excluded.

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USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Carl L. Gorday, our Assistant General Counsel, or such other legal officer as we may designate from time to time, and Alston & Bird LLP, Washington, D.C. Mr. Gorday beneficially owns shares of our common stock and options to acquire additional shares of our common stock. Certain United States federal income taxation matters will be passed upon for us by Alston & Bird LLP, Washington, D.C. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon for the trusts and us by Richards, Layton & Finger, P.A. Certain legal matters will be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Regions incorporated by reference in Regions’ Annual Report (Form 10-K) for the year ended December 31, 2006, and Regions management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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Regions Financial Corporation

$250,000,000 Floating Rate Senior Notes due 2009
$350,000,000 Floating Rate Senior Notes due 2012

PROSPECTUS SUPPLEMENT
JUNE 19, 2007

Merrill Lynch & Co.

Morgan Keegan & Company, Inc.

Bear, Stearns & Co. Inc.

Lehman Brothers

Toussaint Capital Partners, LLC